EXHIBIT 24.1

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Greg Richter as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby confirming all acts and things that said attorneys-in-fact and agents, or any of them, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Joseph M. Donovan Joseph M. Donovan	President, Chief Executive Officer and Director (Principal Executive Officer)	February 1, 2006

/s/ Thomas Zingalli Thomas Zingalli	Vice President and Controller (Principal Financial Officer and Principal Accounting Officer)	February 1, 2006

/s/ Carlos Onis Carlos Onis	Vice President and Director	February 1, 2006

/s/ Juliana Johnson Juliana Johnson	Director	February 1, 2006